Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-60298 and 333-121902 of Primal Solutions, Inc. on Form S-8 of our report dated February 3, 2006, except for Note 12, as to which the date is April 12, 2006, appearing in the Annual Report on Form 10-KSB of Primal Solutions, Inc. for the year ended December 31, 2005.

/s/ HASKELL & WHITE LLP

Irvine, California

April 14, 2006